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                                                                      EXHIBIT 99

                          SUSQUEHANNA BANCSHARES, INC.
                     26 NORTH CEDAR STREET, P. O. BOX 1000
                             LITITZ, PA  17543-7000
                                 (717) 626-4721



FOR IMMEDIATE RELEASE:                                   Date:  February 2, 1996
Lititz, Pennsylvania



                          SUSQUEHANNA BANCSHARES, INC.
                      A MULTI-STATE BANK HOLDING COMPANY,
                   ANNOUNCES COMPLETION OF THE ACQUISITION OF
                   THE THIRD OF THREE MARYLAND SAVINGS BANKS



     Susquehanna Bancshares, Inc., Lititz, Pennsylvania (Susquehanna) announced today that it completed the acquisition of Fairfax Financial Corporation, Baltimore, Maryland (FFC), and its wholly-owned subsidiary, Fairfax Savings Bank. With the addition of FFC, Susquehanna has consolidated assets of approximately $3.05 billion.

     The acquisition of FFC was completed at the close of day on February 1, 1996, through the payment of $62.6 million in cash for all of the outstanding capital stock of FFC. Fairfax Savings Bank will be operated through a subsidiary of Susquehanna solely created for the purpose of supervising the operation of the three Maryland savings banks which Susquehanna has acquired. Atlanfed Bancorp, Inc., parent of Atlantic Federal Savings Bank, was acquired by Susquehanna on March 31, 1995, and Reisterstown Holdings, Inc., parent of Reisterstown Federal Savings Bank, was acquired on April 21, 1995.


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     Susquehanna, a multi-bank financial holding company and parent of Citizens
National Bank of Southern Pennsylvania, Greencastle, Pa.; Farmers & Merchants Bank and Trust, Hagerstown, Md.; Farmers First Bank, Lititz, Pa.; First National Trust Bank, Sunbury, Pa.; Spring Grove National Bank, Spring Grove, Pa.; Williamsport National Bank, Williamsport, Pa.; Susque-Bancshares Leasing Co., Inc., Lititz, Pa.; Susque-Bancshares Life Insurance Company, Lititz, Pa.; and Susquehanna Bancshares South, Inc., parent of Atlantic Federal Savings Bank, Baltimore, Md.; Reisterstown Federal Savings Bank, Reisterstown, Md.; and Fairfax Savings Bank, Baltimore, Md. has 106 community banking offices throughout central Pennsylvania and Maryland with combined assets of $3.05 billion. Susquehanna's common stock is listed on the Nasdaq National
Market System under the symbol SUSQ.



For Further Information Contact:                Richard M. Cloney
                                                Vice President and Secretary
                                                SUSQUEHANNA BANCSHARES, INC.
                                                Office:  (717) 626-4721

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